Exhibit 8.4

Alterra Capital Holdings Limited

2 Front Street

Hamilton HM 11

Bermuda

21 May 2010

Ladies and Gentlemen:

Alterra Capital Holdings Limited (“Alterra”)

Alterra Finance LLC (“Alterra Finance”)

Alterra Capital Trust I (“Capital Trust”)

We have acted as special English legal advisers to Alterra in connection with a registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 21 May 2010 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the shelf registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of (a) common shares, par value US$1.00 each (“Common Shares”, which term includes any common shares to be issued pursuant to the conversion, exchange or exercise of any other Alterra Securities (as defined below)), preferred shares, par value US$1.00 each (“Preferred Shares”, which term includes any preferred shares to be issued pursuant to the conversion, exchange or exercise of any other Alterra Securities), depositary shares of Alterra representing Preferred Shares (“Depositary Shares”), senior debt securities, subordinated debt securities, warrants, share purchase contracts to purchase Common Shares, Preferred Shares or Depositary Shares, and units consisting of any combination of the foregoing securities of Alterra (collectively, the “Alterra Securities”), (b) senior debt securities and subordinated debt securities of Alterra Finance, (c) preferred securities of Capital Trust (“Preferred Securities”) and (d) guarantees of Alterra of Preferred Securities. In addition, selling shareholders may sell Common Shares pursuant to the Registration Statement.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of Alterra, each certified by the Secretary of Alterra on 21 May 2010, copies of unanimous written consent of the board of directors of Alterra effective 20 May 2010 (the “Minutes”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, and (e) no law (other than English law) affects any of the conclusions stated in this opinion.

This opinion is given only with respect to the laws of the United Kingdom relating to tax as applied by the courts of England and Wales as in force at the date of this opinion letter. No opinion is expressed or implied as to the laws of any other territory, or as to matters of fact. Statements relating to United Kingdom taxation are based on generally published practice of HM Revenue and Customs applying at the date of this opinion.

This opinion is to be governed by and construed in accordance with the laws of England and is limited to, and is given on the basis of, the current law and practice in the United Kingdom.

On the basis of and subject to the foregoing, we are of the opinion that the statements under the caption “Material Tax Considerations—Taxation of Alterra and its Subsidiaries—United Kingdom” in the prospectus forming part of the Registration Statement, to the extent that they constitute summaries of certain United Kingdom tax laws and regulations, are accurate in all material respects and that such statements constitute our opinion.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ HOGAN LOVELLS INTERNATIONAL LLP

HOGAN LOVELLS INTERNATIONAL LLP